

                           TELEMAX COMMUNICATIONS INC.

                                  BALANCE SHEET
                             JUNE 30, 2000 and 1999
                                   (Unaudited)

                                     ASSETS

                                                           2000           1999
                                                       -----------    -----------
CURRENT
    Cash and cash equivalents                          $      --      $   180,343
    Accounts receivable                                    374,807        187,695
    Inventory                                               48,909         14,320
    Prepaid expenses                                        23,652         30,539
                                                       -----------    -----------
                                                           447,368        412,897

CAPITAL ASSETS (Note 3)                                    129,794         57,659
                                                       -----------    -----------

                                                       $   577,162    $   470,556
                                                       ===========    ===========

                                   LIABILITIES

CURRENT
    Bank indebtedness                                  $    50,950    $      --
    Accounts payable                                       549,724        430,444
    Accrued liabilities                                       --           52,529
    Bank loans payable (Note 4)                            199,351           --
    Current portion of loans payable (Note 5)               33,788         33,933
    Current portion of capital lease (Note 6)                9,123           --
                                                       -----------    -----------
                                                           842,936        516,906

LOANS PAYABLE (Note 5)                                       9,970        135,731

CAPITAL LEASE OBLIGATIONS (Note 6)                          31,930           --

DIRECTORS' LOANS (Note 7)                                  464,669        208,280
                                                       -----------    -----------
                                                         1,349,505        860,917
                                                       -----------    -----------

                            STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK (Note 8)                                         679            679

DEFICIT                                                   (770,948)      (385,665)

CUMULATIVE FOREIGN CURRENCY
  TRANSLATION ADJUSTMENTS                                   (2,074)        (5,375)
                                                       -----------    -----------
                                                          (772,343)      (390,361)
                                                       -----------    -----------
                                                       $   577,162    $   470,556
                                                       ===========    ===========

                             SEE ACCOMPANYING NOTES

                          TELEMAX COMMUNICATIONS INC.

                    STATEMENT OF INCOME AND RETAINED EARNINGS
                   FOR THE YEARS ENDED JUNE 30, 2000 and 1999
                                   (Unaudited)

                                                   2000           1999
                                               -----------    -----------

SALES                                          $ 6,487,433    $ 1,972,947

COST OF SALES                                    5,622,394      1,701,294
                                               -----------    -----------

GROSS PROFIT                                       865,039        271,653

EXPENSES

    Research and development                       303,768         89,909
    Salaries and benefits                          286,618         83,736
    Sales commissions                              190,678        124,090
    Rent                                            80,183         57,513
    General and administrative                      72,977         35,107
    Depreciation                                    52,350         13,092
    Advertising and promotion                       45,007          9,723
    Interest and bank charges                       38,276         18,145
    Consulting fees                                 37,280         14,365
    Automotive expenses                             31,392         13,448
    Telephone                                       26,149          6,604
    Equipment rental                                22,527            632
    Foreign exchange loss                           21,969           --
    Travel                                          14,865         14,595
    Bad debts                                       11,620           --
    Legal and accounting                            10,216          3,566
    Insurance                                        2,341            497
    Repairs and maintenance                          2,106          2,426
                                               -----------    -----------

                                                 1,250,322        487,448
                                               -----------    -----------

NET LOSS                                          (385,283)      (215,795)

DEFICIT, beginning of year                        (385,665)      (169,870)
                                               -----------    -----------

DEFICIT, end of year                              (770,948)      (385,665)
                                               ===========    ===========
OTHER COMPREHENSIVE INCOME (LOSS)

    Foreign Currency translation adjustments         3,301         (5,168)
                                               -----------    -----------

OTHER COMPREHENSIVE LOSS                       $  (381,982)   $  (220,963)
                                               ===========    ===========



                             SEE ACCOMPANYING NOTES



                           TELEMAX COMMUNICATIONS INC.

                             STATEMENT OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 2000 and 1999
                                   (Unaudited)

                                                                 2000         1999
                                                               ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                   $(385,283)   $(215,795)
    Items not affecting cash:
        Depreciation                                              52,350       13,092
                                                               ---------    ---------
                                                                (332,933)    (202,703)
    CHANGES IN NON-CASH WORKING CAPITAL:
        Increase in accounts receivable                         (187,112)    (138,632)
        Decrease (increase) in prepaid expenses                    6,888      (20,347)
        Increase (decrease) in inventories                       (34,590)          18
        Increase in accounts payable and accrued liabilities      66,751      396,261
                                                               ---------    ---------
                                                                (480,996)      34,597
                                                               ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in bank loans                                        73,445      169,664
    Increase in capital lease obligations                         41,092         --
    Payments under capital lease obligations                      (9,162)        --
    Increase in directors' loans                                 256,389       40,311
                                                               ---------    ---------
    CASH FLOWS USED IN FINANCING ACTIVITIES                      361,764      209,975
                                                               ---------    ---------



CASH FLOWS FROM INVESTING ACTIVITIES
    Additions to capital assets                                 (115,361)     (63,598)
                                                               ---------    ---------

EFFECT OF FOREIGN CURRENCY TRANSACTIONS ON CASH                    3,301       (5,168)
                                                               ---------    ---------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS            (231,292)     175,806

NET CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                 180,343        4,537
                                                               ---------    ---------

NET CASH AND CASH EQUIVALENTS, END OF YEAR

                                                               $ (50,949)   $ 180,343
                                                               =========    =========


                             SEE ACCOMPANYING NOTES

                           TELEMAX COMMUNICATIONS INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                                  JUNE 30, 2000



1.       ORGANIZATION

         The Company was incorporated under the laws of the province of Ontario on May 12, 1997. It manufactures and is a distributor of prepaid telephone cards operating under the trade name Telemax Communications Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         These financial statements have been prepared in accordance with generally accepted accounting principles in Canada. The financial statements have been translated to U.S. Dollars using the current rate method. Outlined below are those policies considered particularly significant for the Company. These financial statements are unaudited.

    (a)  Cash and cash equivalents

         For purposes of the statement of cash flows, cash and cash equivalents consist of money market funds and demand deposits in banks, purchased with a maturity of three months or less. The Company has no such items at June 30, 2000 and had $101,800 at June 30, 1999.

    (b)  Inventory

         Inventory of activated and un-activated prepaid telephone cards is valued at the lower of cost and market.

    (c)  Fair value of financial instruments

         The Company estimates that the fair value of all financial instruments at June 30, 2000 and 1999 does not differ materially from the aggregate carrying values of its financial instruments recorded in the balance sheet. The estimated fair value of amounts of receivables, accounts payable and accrued liabilities approximate fair value due to their short-term nature. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    (d)  Capital Assets

         Capital assets are recorded at cost. Expenditures for normal maintenance and repairs are charged to expense as incurred. Depreciation is provided annually at rates calculated to write-off the assets over the estimated useful lives of the related assets. Depreciation expense was $53,350 for the year ended June 30, 2000 and $13,092 for the year ended June 30, 1999.

            Computer hardware                       - 12 years straight line
            Computer software                       -  2 years straight line
            Furniture  and fixtures                 - 10 years straight line
            Office  equipment under capital lease   - 10 years straight line
            Telephone equipment                     - 12 years straight line

                           TELEMAX COMMUNICATIONS INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                                  JUNE 30, 2000


    (e)  Income taxes

         The  Company has filed  corporate  federal  and  provincial  income tax returns through April 30, 2000, and has net operating loss carryforwards of $648,192 available to offset financial statement or tax return taxable income in future periods:

                  Year                        Loss            Expire
                  ----                        ----            ------

                  2000                      $413,910           2007
                  1999                      $120,920           2006
                  1998                      $113,362           2005

    (f)  Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

3.  BANK LOANS PAYABLE

    The Company's bankers have provided the Company with a line of credit facility of $202,750, with interest at the bank's prime plus 1.25%, secured by a general security agreement over the Company's assets.

4.  LOANS PAYABLE

    The Company was provided with a Small Business Loan by its bankers in the amount of $169,000, with interest at bank's prime plus 2.5%, which is secured by capital assets. The Company has prepaid capital in the amount of $91,395. Repayment is $2,800 monthly, and will mature September 30, 2001.

5.  CAPITAL LEASE OBLIGATIONS

    The Company has leased office equipment for a 5 year-term repayable quarterly at $2,900 plus interest at 6%. The Company has the option to buy the equipment after 20 months for 48% of purchase price, $22,000.

6.  DIRECTORS' LOANS

    Non-interest bearing loans by directors are reported as long-term as advances are without terms of repayment.

7.  CAPITAL STOCK

    Authorized

    Unlimited number of no par value common shares Unlimited number of no par value Class "A" shares Stated Capital

                                   2000              1999
                                   ----              ----
        1000 common shares      $      679        $      679
                                ==========        ==========




8.  SUBSEQUENT EVENTS

    The Company entered into an agreement effective July 31, 2000, part of which provides for $2,703,000 injection of capital to be paid in 4 equal installments plus interest at 12% on the outstanding balance:

                      November 1, 2000          $675,750
                      January 1, 2001           $675,750
                      April 1, 2001             $675,750
                      July 1, 2001              $675,750 plus accrued interest

    The proceeds are to be used to provide funds for expanding the Company's operations.

9.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date.

    The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.